Exhibit 10.1

TREEHOUSE FOODS, INC.
2022 NON-STATUTORY STOCK OPTION AGREEMENT

TreeHouse Foods, Inc., a Delaware corporation (the “Company”), is pleased to grant you this Non-statutory Stock Option (the “Option”) under the TreeHouse Foods, Inc. Equity and Incentive Plan, as amended and restated effective February 27, 2019 (the “Plan”). This Option is subject to the terms and conditions as set forth in this non-Statutory Stock Option Agreement (the “Agreement”) and the Plan, which is incorporated by reference herein in its entirety. Defined terms not explicitly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan.

Participant:
Employee ID:
Date of Grant:
Number of Shares of Stock Subject to the Option:
Exercise Price Per Share of Stock:	$42.69

WHEREAS, this Option is being granted by the Compensation Committee (the “Committee”) of the Board of Directors; and

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements herein contained, and as an inducement to the Participant to continue as an Employee of the Company (or an Affiliate) and to promote the success of the business of the Company and its Affiliates, the parties hereby agree as follows:

1.Grant of Option. The Company hereby grants to the Participant, effective as of the Date of Grant, and on the terms and subject to the conditions, limitations and restrictions set forth in the Plan and in this Agreement, an Option to purchase all or any portion of the number of Shares of Stock subject to the Option shown above for the Exercise Price per share of shown above.

2.Vesting. A total of 1/3 of the Option (rounded to the nearest whole share) shall vest on the second (2nd) anniversary of the Date of Grant and the remaining portion of the Option shall vest on the third (3rd) anniversary of the Date of Grant, in each case, provided that the Participant continues to provide Service to the Company (or an Affiliate) through such vesting date. Notwithstanding the foregoing sentence, (a) any unvested portion of the Option shall immediately vest in full upon termination of the Participant’s Service due to death or Disability, [(b) if the Company terminates the Participant’s Service without Cause prior to the third anniversary of the Date of Grant as a result of or in connection with the sale of a business unit to which the Participant provides all or substantially all of his or her services, the Enhanced Pro-Rata Portion (as defined below) of the Options shall immediately vest upon such termination,] and (c) in the event of a Change in Control, the vesting of any unvested portion of the Option will be in accordance with the terms of the Plan. [As used herein, “Enhanced Pro-Rata Portion” means a number of unvested Options equal to (i) the total number of Options granted hereunder, multiplied by (ii) a fraction, the numerator of which is the number of full calendar months of the Participant’s Service between the Date of Grant and the date of such termination, plus nine (9) (up to a maximum of thirty-six (36)) and the denominator of which is thirty-six (36), minus (iii) the total number of Options that have become vested prior to the date of such termination. ]

3.Exercise. In order to exercise the Option with respect to any vested portion that has not yet expired, the Participant shall notify the Company (or its duly authorized designee for such purpose), in accordance with procedures established by the Company and communicated to the Participant. At the time of exercise, the Participant shall pay to the Company the Exercise Price multiplied by the number of vested shares as to which the Option is being exercised. The Option will not be deemed to be exercised and shares of Stock will not be issued unless and until the applicable Exercise Price is received by the Company and the exercise is otherwise approved by the Company. The Participant shall make such payment (a) in cash or its equivalent, (b) by exchanging shares of Stock owned by the Participant for at least six months (or such greater or lesser period as the Committee may determine from time to time), (c) if permitted by the Committee, through a broker-assisted “cashless” exercise of the Option, or (d) any combination of the foregoing, provided that the combined value of all cash and cash equivalents and the Fair Market Value of any Stock tendered to the Company, valued as of the date of such tender, is at least equal to the total applicable Exercise Price. In addition, the Committee may, in its discretion, allow for the Option to be “net exercised” in which event the net amount of Stock underlying the Option shall be delivered to the Participant upon exercise after deducting such amount of Stock necessary to satisfy the Exercise Price.

4.Expiration of Option. The Option shall expire, and shall not be exercisable with respect to any vested portion as to which the Option has not been exercised, on the first to occur of: (a) the tenth anniversary of the Date of Grant; (b) the fifth anniversary of the date on which the Participant’s Service is terminated by the Company without Cause or due to retirement ; (c) 24 months following the date on which the Participant’s Service terminates due to death or Disability; and (d) 90 days following the date on which the Participant’s Service is voluntarily or involuntarily terminated for any reason other than retirement, death, Disability or for Cause. Notwithstanding any provision of the Plan or this Agreement to the contrary, the Participant may not, under any circumstances, exercise the Option (whether or not then vested or exercisable) following termination of the Participant’s Service for Cause, and the unvested portion of any Option shall expire and be forfeited immediately upon the termination of the Participant’s Service for any reason. Notwithstanding Section 2(a) of the Plan, “Cause” for purposes of this Agreement shall be defined as set forth in the Plan, but shall also include any termination of the Participant’s Service as a result of the Participant’s continued failure to meet performance objectives or expectations after receiving a written demand that specifically identifies the manner in which the Company believes that Participant has not performed. The final determination of whether or not the Participant has been discharged or has terminated Service for any of the reasons specified in Section 2 or Section 4 will be made by the Committee or the Board, as applicable, in its sole and absolute discretion.

5.Tax Withholding. The Company shall have the right to require the Participant to remit to the Company, or to withhold from other amounts payable to the Participant, as compensation or otherwise, simultaneous with any exercise pursuant to paragraph 3 above, an amount sufficient to satisfy all federal, state and local withholding tax requirements as provided in the Plan, or the Company shall have the right to retain (or the Participant may be offered the opportunity to elect to tender), simultaneous with any exercise pursuant to paragraph 3 above, the number of shares of Stock whose Fair Market Value equals such amount required to be withheld.

6.Assignment or Transfer of Option. The Option is not assignable or transferable, except in accordance with the provisions of the Plan.

7.Administrative Delay. Option exercise requests will be processed as soon as administratively practicable following the receipt of the Participant’s request which is complete in all respects. The

Company shall not be liable for any delay in exercising the option as a result of administrative delay or error.

8.Plan Incorporated. The Participant accepts the Option subject to all the terms and conditions of the Plan, which are incorporated into this Agreement, including the provisions that authorize the Committee to administer and interpret the Plan and which provide that the Committee’s decisions, determinations and interpretations with respect to the Plan are final and conclusive on all persons affected thereby. Except as otherwise set forth in this Agreement, capitalized terms used herein and not otherwise defined in this Agreement shall have the meanings set forth in the Plan. Any inconsistency between the Agreement and the Plan shall be resolved in favor of the Plan. The Participant hereby acknowledges receipt of a copy of the Plan.

9.Miscellaneous.

(a)No ISO Treatment. The Option is intended to be a non-statutory stock option under applicable tax laws, and it is not to be characterized or treated as an incentive stock option under such laws.

(b)No Guaranteed Service or Employment. Neither the granting of the Option, nor any provision of this Agreement or the Plan, shall (a) impose any obligation upon the Participant to exercise the Option or any part thereof, (b) affect the right of the Company to terminate the Participant at any time, with or without Cause, or (c) shall be deemed to create any rights to employment or Service or continued employment or continued Service on the part of the Participant or any rights to participate in any employee benefit plan or program (other than the Plan) of the Company or any Affiliate or to receive any benefits or rights associated with employment or Service with the Company. The rights and obligations arising under this Agreement are not intended to and do not affect the employment or Service relationship that otherwise exists between the Company (or any Affiliate) and the Participant, whether such relationship is at will or defined by an employment contract. Moreover, this Agreement is not intended to and does not amend any existing employment contract between the Company and the Participant; to the extent there is a conflict between this Agreement and such an employment contract, the employment contract shall govern and take priority.

(c)No Stockholder Rights. Neither the Participant nor any person claiming under or through the Participant shall be or shall have any of the rights or privileges of a stockholder of the Company in respect of any of the shares of Stock issuable upon the exercise of the Option herein unless and until certificates representing such shares shall have been issued and delivered to the Participant or such Participant’s agent.

(d)Non-Solicitation of Employees. The Participant agrees that, in return for the Company’s grant of the Option under the terms of this Agreement, during the Participant’s Service with the Company and its Affiliates, and during the eighteen (18) month period following the termination of the Participant’s Service for any reason, the Participant shall not, except in the course of carrying out the Participant’s duties of Service with the Company, directly or indirectly induce any employee of the Company or any of its Affiliates to terminate employment with such entity, and shall not directly or indirectly, either individually or as owner, agent, employee, consultant or otherwise, knowingly employ or offer employment to any person who is or was employed by the Company or an Affiliate thereof unless such person shall have ceased to be employed by such entity for a period of at least six (6) months. The restrictions in this Section 10(d) shall be extended for any time during which the Participant is in breach such that the Participant does not engage in any of the activities during the Participant’s Service and during the eighteen (18) month period following the termination of the Participant’s Service for any reason. To the extent permitted by law, if the Company determines that the Participant has violated or is threatening to violate this Section 10(d), the Participant will immediately forfeit all Options hereunder and the Company will have the right to seek recoupment of any Shares that have already been issued hereunder (or the cash value of any such Shares if previously disposed of). In addition, the covenant set forth in this Section 10(d) relates to special, unique, and extraordinary matters and a violation of such covenant and obligation may cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, the Company shall be entitled to an injunction, restraining order or such other equitable relief restraining the Participant from committing any violation of this Section 10(d). This injunctive remedy shall be cumulative and in addition to any other rights and remedies the Company has at law or in equity.

(e)Notices. Any notice to be given to the Company under the terms of this Agreement or any delivery of the Option to the Company shall be addressed to the Company at its principal executive offices, and any notice to be given to the Participant shall be addressed to the Participant at the address set forth on the attached Notice of Grant, or at such other address for a party as such party may hereafter designate in writing to the other. Any such notice shall be deemed to have been duly given if mailed, postage prepaid, addressed as aforesaid.

(f)Review Period and Attorney Consultation. Participant has, and by executing this Agreement acknowledges that Participant has been given, more than fourteen full (14) days within which to consider this Agreement before executing it. Participant is hereby advised to consult prior to executing this Agreement with an attorney of Participant’s choice and at Participant’s expense.

(g)Binding Agreement. Subject to the limitations in this Agreement on the transferability by the Participant of the Option and any shares of Stock, this Agreement shall be binding upon and inure to the benefit of the representatives, executors, successors or beneficiaries of the parties hereto.

(h)Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Illinois and the United States, as applicable, without reference to the conflicts of law provisions thereof. The jurisdiction and venue for any disputes arising under, or any action brought to enforce (or otherwise relating to), this Agreement shall be exclusively in the courts in the State of Illinois, County of Cook or DuPage, including the Federal Courts located therein (should Federal jurisdiction exist), and the Company and the Participant hereby submit and consent to said jurisdiction and venue.

(i)Severability. If any provision of this Agreement is declared or found to be illegal, unenforceable or void, in whole or in part, then the parties shall be relieved of all obligations arising under such provision, but only to the extent that it is illegal, unenforceable or void, it being the intent and agreement of the parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent or, if that is not possible, by substituting therefore another provision that is legal and enforceable and achieves the same objectives.

(j)Headings. All section titles and captions in this Agreement are for convenience only, shall not be deemed part of this Agreement, and in no way shall define, limit, extend or describe the scope or intent of any provisions of this Agreement.

(k)Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

(l)No Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition

(m)Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.

(n)Relief. In addition to all other rights or remedies available at law or in equity, the Company shall be entitled to injunctive and other equitable relief to prevent or enjoin any violation of the provisions of this Agreement.

(o)Beneficiary Designation. The Participant may, from time to time, in accordance with procedures set forth by the Committee, name any beneficiary or beneficiaries (who may be named contingently) to whom any benefit under this Agreement is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the Participant, shall be in a form prescribed by the Company, and will be effective only if and when it is properly completed and filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such valid and effective designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate or exercised by the Participant’s estate.

(p)Administration. This Agreement and the rights of the Participant hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate, in its sole discretion, to the administration of the Plan and this Agreement, all of which shall be binding upon the Participant.

(q)No Vested Right to Future Awards. Participant acknowledges and agrees that the granting of Options under this Agreement are made on a fully discretionary basis by the Company and that this Agreement does not lead to a vested right to further Option awards in the future.

(r)Use of Personal Data. By executing this Agreement, Participant acknowledges and agrees to the collection, use, processing and transfer of certain personal data, including his or her name, salary, nationality, job title, position, and details of all past awards and current awards outstanding under the Plan (“Data”), for the purpose of managing and administering the Plan. The Participant is not obliged to consent to such collection, use, processing and transfer of personal data, but a refusal to provide such consent may affect his or her ability to participate in the Plan. The Company, or its Affiliates, may transfer Data among themselves or to third parties as necessary for the purpose of implementation, administration and management of the Plan. These various recipients of Data may be located elsewhere throughout the world. The Participant authorizes these various recipients of Data to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Plan. The Participant may, at any time, review Data with respect to the Participant and require any necessary amendments to such Data. The Participant may withdraw his or her consent to use Data herein by notifying the Company in writing; however, the Participant understands that by withdrawing his or her consent to use Data, the Participant may affect his or her ability to participate in the Plan.

(s)Erroneously Awarded Compensation. The Option granted hereunder is subject to any compensation recoupment and/or recovery policy adopted by the Company from time to time to comply with applicable law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or to comport with good corporate governance practices, as such policies may be amended from time to time.

(t)Amendment. Any amendment to the Agreement shall be in writing and signed by the Company.

(u)280G Reduction of Payments. If it is determined that any amount or benefit to be paid or payable to the Participant under the Plan, this Agreement or otherwise that is contingent on a change in ownership or effective control or a change in the ownership of a substantial portion of assets within the meaning of Section 280G of the Code (whether paid or payable or distributed or distributable pursuant to the terms of the Plan or otherwise) (the total value of such amounts or benefits, the “Payments”) would give rise to liability of the Participant for the excise tax imposed by Section 4999 of the Code, as amended from time to time, or any successor provision (the “Excise Tax”), then the amount or benefits payable to the Participant (the “Payments”) shall be reduced by the Company to the extent necessary so that no portion of the Payments is subject to the Excise Tax; provided, however, such reduction shall be made only if it results in Participant retaining a greater amount of Payments on an after-tax basis (taking into account the Excise Tax and applicable federal, state, and local income and payroll taxes). In the event Payments are required to be reduced pursuant to this Section 9(u), they shall be reduced in the following order of priority in a manner consistent with Section 409A of the Code: (i) first from cash compensation, (ii) next from equity compensation, then (iii) pro-rata among all remaining Payments and benefits. The independent public accounting firm serving as the Company’s auditing firm, or such other accounting firm, law firm or professional consulting services provider of national reputation and experience reasonably acceptable to the Company and Participant (the “Accountants”) shall make in writing in good faith all calculations and determinations under this Section 9(u), including the assumptions to be used in arriving at any calculations. For purposes of making the calculations and determinations under this Section 9(u), the Accountants and each other party may make reasonable assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company and Participant shall furnish to the Accountants and each other such information and documents as the Accountants and each other may reasonably request to make the calculations and determinations under this Section 9(u). The Company shall bear all costs the Accountants incur in connection with any calculations contemplated hereby.